Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 50,000,000.00	0.0001381	$ 6,905.00
Fees Previously Paid
	Total Transaction Valuation:	$ 50,000,000.00
	Total Fees Due for Filing:			$ 6,905.00
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 6,905.00
Offering Note
[1]	The underlying value of the transaction was determined based on the aggregate consideration to be received by the registrant in consideration for the sale of its specialty Internet of Things business to Trackonomy Systems, Inc. ("Buyer"), consisting of $50,000,000 of shares of Series C Preferred Stock of Buyer, at a value of $20.07 per share, as computed in accordance with Rule 0-11 ( 240.0-11(c)(2)) of the Securities Exchange Act of 1934.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources